Exhibit 5.1

Phone:	215-569-5500

Fax:	215-569-5555

June 18, 2007

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

Gentlemen:

We have acted as counsel to StoneMor Partners L.P. (the “Partnership”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 624,000 common units representing limited partner interests of the Partnership (the “Common Units”), pursuant to the Partnership’s Long-Term Incentive Plan, as amended (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Partnership we have advised the Partnership in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Partnership has engaged or its day-to-day operations.

In rendering this opinion, we have examined copies of the following documents: (i) the Partnership’s Certificate of Limited Partnership; (ii) the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended as of February 27, 2007; (iii) resolutions adopted by the Board of Directors of StoneMor GP LLC, the general partner of the Partnership, related to the Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Plan; and (vi) a certification from an officer of StoneMor GP LLC. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (i) the Common Units will be issued in accordance with the terms and conditions of the Plan and (ii) at the time of issuance of any Common Units, there shall be a sufficient number of duly authorized and unissued Common Units to accommodate such issuance.

We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). In rendering this opinion we have assumed compliance with all laws (other than the DRULPA), including all federal and state laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Common Units offered pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan, if any, will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-607 of the DRULPA).

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP

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